LLEX:NYSE American

LILIS ENERGY REPORTS FIRST QUARTER 2019 OPERATING AND FINANCIAL RESULTS
AND PROVIDES SECOND QUARTER GUIDANCE

Management to Review Financial Results and Provide an Update on Corporate Developments on Conference Call Webcast at 11:00 a.m. EDT on Friday, May 10, 2019

HOUSTON, TEXAS – May 9, 2019 – Lilis Energy, Inc. (NYSE American: LLEX), an exploration and development company operating in the Permian Basin of West Texas and southeastern New Mexico, today reported financial and operating results for the first quarter of 2019.

First Quarter 2019 Highlights

•
Increased net sales production volumes by 75% to 6,058 BOE/d, including a 52% increase in crude oil production to 3,530 BOE/d, for the quarter ended March 31, 2019, as compared to the same period in 2018

•	Sales volumes were 72% Liquids, including 58% crude oil

•	Significant technical advancements in the third Bone Spring formation and choke management protocol, resulting in improved production rates on previous and recent wells

•
Reduced crude transportation costs from approximately $5.15 per Bbl as of December 31, 2018, to approximately $0.75 per Bbl in March 2019, through continued focus on improvements in infrastructure and sales agreements

•	Realized pricing for March was 93% of WTI, with an approximate $16.50 per barrel increase in realized oil price, as compared to January

•	Realized pricing for the full quarter was 84% of WTI, with projected realized pricing between 90% - 95% in the second quarter

•
Reduced salt-water disposal costs from $4.43 per BOE, for the three months ended March 31, 2018, to $2.98 per BOE as of March 2019, through continued improvements in infrastructure and sales agreements

•	Increased proved reserves by 298% to approximately 44 MMBOE, 68% of which are Liquids (51% oil and 17% NGLs), as of March 31, 2019, as compared to March 31, 2018

•	Recapitalization completed in the first quarter improved leverage ratios and resulted in a 16% increase in borrowing base from $108 million to $125 million

•
Accelerated capital expenditures to bring new wells to sales in the second and third quarter, with the expectation of realizing the benefits of increased realized pricing, the Company reaffirms cash flow neutrality expected in the second half of 2019

First Quarter 2019 Summary
Production for first quarter 2019 was 545,217 barrels of oil equivalent (Boe), or an average of 6,058 Boe per day (Boep/d), an increase of 75% from first quarter 2018. Average daily oil production for first quarter 2019 totaled 3,530 barrels per day (MBop/d), an increase of 52% from first quarter 2018. Natural gas liquids (NGL) and natural gas production for first quarter 2019 totaled 74,446 barrels (Bbls) and 918 million cubic feet (MMcf), representing respective 116% and 122% increases from first quarter 2018.
Lilis’ average realized price for oil, NGLs, and natural gas for first quarter 2019, excluding the effect of commodity derivatives, was $46.28 per Bbl, $19.75 per Bbl, and $1.66 per Mcf, respectively, compared to $60.40 per Bbl, $26.60 per Bbl, and $2.15 per Mcf, respectively, for first quarter 2018.
Net loss attributable to common stockholders was $27.5 million, or $0.35 per basic and diluted share, for the three months ended March 31, 2019, compared to a net gain of $10.6 million, or $0.14 per basic and $0.17 per diluted share, for the three months ended March 31, 2018. Total revenue was $17.7 million for the three months ended March 31, 2019, an increase of 23% over the comparable quarter in 2018. The Company generated an adjusted EBITDAX (non-GAAP) of $6.5 million for the quarter, a 45% increase, compared to $4.5 million in the first quarter of 2018.

Capital Expenditure Overview
The Company continues the strategy of delineating and de-risking its acreage position, further validating the strength of its Delaware Basin position. As a result of the decline in commodity prices in late 2018, the Company reduced drilling and completion activity resulting in a backlog of six drilled but uncompleted (DUC) wells.
As a result, the Company decided to front-load a portion of its 2019 capital expenditure budget in the first and second quarter to accelerate the completion of 2018 DUCs, in addition to the 2019 drilling program. In doing so, the Company believes it will maximize production revenues associated with existing DUC wells in the second and third quarters of 2019.
The Company believes these completions will coincide with significant uplifts in realized pricing and margin enhancements that will also be recognized during the second and third quarters.
During the three months ended March 31, 2019, total capital expenditure cost incurred was $33 million, including $24.5 million related to drilling and completions. Total capital expenditure is comprised of the following:

•	approximately $19 million related to six 2018 DUCs

•	approximately $5.5 million related to the 2019 drilling program

•	approximately $8.9 million related to non-recurring additional capital expenses
Non-recurring expenses are expected to provide significant future benefits to the Company, and include notably the Panther pilot well in the eastern acreage, fresh water wells, and new and upgraded facilities with advanced supervisory control and data acquisition (SCADA) systems’ production monitoring.
While production and revenue are expected to improve as DUCs are turned to sales, management continues to evaluate and closely monitor the 2019 capital program with the goal of continuing to improve capital expenditure returns. Several wells that accounted for significant capital spending during the first quarter have begun flowing to production. Capital spending in the second quarter will focus on completing the remaining DUCs, including the two Kudu wells, which are currently being drilled and completed. The Company remains on track towards cash flow neutrality in the second half of 2019 with its one rig program. However, we are evaluating adding a second rig in the back half of the year as our fundamentals and technology continue to improve.

Current Operational Overview
Four of the remaining five DUC wells, the Haley 1H, Haley 2H, NW Axis 1H and NE Axis 2H, will be converted to production during the second quarter of 2019. The Haley 1H and Haley 2H began flowing to sales in April 2019, and the NE Axis 2H has finished completion with expected sales in June. Additionally, the two Kudu wells are currently drilling and completing and are expected to be flowing to sales in June.
A detailed overview of Lilis’ current drilling operations and recent well activity can be found in the earnings presentation posted on the Company website.
Recent Well Results:

•	Haley #1H – Wolfcamp A (1 mile lateral):

o	IP24-hour rate of 1,422 Boepd, 1,124 Bopd (90% liquids, 79% oil), or 317 Boepd per 1,000 lateral ft.

•	Haley #2H – Wolfcamp A (1 mile lateral):

o	IP24-hour rate of 1,048 Boepd, 639 Bopd (81% liquids, 61% oil), or 234 Boepd per 1,000 lateral ft.

•	Oso #1H – Upper Wolfcamp A (1 ½ mile lateral):

o	The well remains in the clean-up phase and has not reached its peak rate

o	Current 24-hour rate of 910 Boepd, 500 Bopd (65% liquids, 55% oil), with peak rate expected in June

Second Quarter 2019 Guidance
The strategic decision to front-load a portion of the Company’s 2019 capital expenditure budget in the first quarter was made to maximize production revenues, by coinciding the completion of 2018 DUCS and the 2019 new drills with anticipated significant uplifts in realized pricing and margin enhancements. As a result, the Company is increasing its full-year CAPEX guidance to $60 - $70 million. In addition to providing second quarter guidance, the Company is reaffirming full-year guidance metrics and increasing the top end oil production from 4.6 MBbls/d to 4.8 MBbls/d.

Second Quarter and Year-end 2019 Guidance

	1Q'19A	2Q'19E	2019E
Oil Production (MBbls/d)	3.5	3.6 - 3.8	4.2 ─ 4.8
NGL Production (MBbls/d)	0.8	0.8 ─ 1.0	1.0 ─ 1.2
Liquids Production (MBbls/d)	4.3	4.4 ─ 4.8	5.2 ─ 5.8

Total Capital Expenditure ($MM) (1)	$33	$15 ─ $20	$60 ─ $70
(1)Includes non-recurring expenditures of $8.9 million

Conference Call
Management will host a conference call on Friday, May 10, 2019 at 11:00 a.m. EDT to review financial results and provide an update on corporate developments. Following management’s formal remarks, there will be a question and answer session.
Participants are asked to preregister for the call through the following link: http://dpregister.com/10131051. Please note that registered participants will receive their dial in number upon registration and will dial directly into the call without delay. Those without internet access or who are unable to pre-register may dial in by calling: 1-844-695-5520 (domestic), 1-412-902-6761 (international). All callers should dial in approximately 10 minutes prior to the scheduled start time and ask to be joined into the Lilis Energy Inc. call. The conference call will also be available through a live webcast, which can be accessed via the following link: https://services.choruscall.com/links/llex190510.html, which is also available through the Company’s website at: http://investors.lilisenergy.com/events-presentations. A webcast replay of the call will be available approximately one hour after the end of the call through August 10, 2019. The replay can be accessed through the above links.
About Lilis Energy, Inc.
Lilis Energy, Inc. is a Houston-based independent oil and gas exploration and production company that operates in the Permian’s Delaware Basin, considered among the leading resource plays in North America. Lilis’ current total net acreage in the Permian Basin is over 20,000 acres. Lilis Energy's near-term E&P focus is to grow current reserves and production and pursue strategic acquisitions in its core areas. For more information, please visit www.lilisenergy.com.
Forward-Looking Statements:
This press release contains forward-looking statements within the meaning of the federal securities laws. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company. These risks include, but are not limited to, our ability to replicate the results described in this release for future wells; the ability to finance our continued exploration, drilling operations and working capital needs; all the other uncertainties, costs and risks involved in exploration and development activities; and the other risks identified in the Company’s Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. The forward-looking statements in this press release are made as of the date hereof, and the Company does not undertake any obligation to update the forward-looking statements as a result of new information, future events or otherwise.
Forward-looking statements regarding expected production levels are based upon our estimates of the successful completion of drilled wells on schedule. Actual sales production rates from our wells can vary considerably from tested initial production (IP) rates and are subject to natural decline rates over the life of the well.
Contact:

Wobbe Ploegsma
V.P. Capital Markets & Investor Relations
210-999-5400, ext. 31

Condensed Consolidated Statement of Operations Information:

	For Three Months Ended March 31,
	2019	2018
($ in thousands, except share and per share data)
Oil and gas revenue	$17,697	$14,395
Operating expenses:
Production costs	4,764	3,263
Gathering, processing and transportation	1,178	462
Production taxes	906	850
General and administrative	9,679	10,464
Depreciation, depletion, amortization and accretion	8,153	4,641
Total operating expenses	24,680	19,680
Operating income (loss)	(6,983)	(5,285)
Other income (expense):
Other income (expense)	31	1
Loss from commodity derivative	(10,577)	(1,769)
Fair value change in derivative instruments	(335)	28,388
Interest expense	(4,828)	(9,089)
Total other income (expense)	(15,709)	17,531
Net loss before income tax	(22,692)	12,246
Paid-in-kind dividends on preferred stock	(4,825)	(1,652))
Net income (loss)	$(27,517)	$10,594

Net loss per common share:
Basic	$(0.350)	$0.14
Diluted	$(0.350)	$(0.170)

Weighted average common shares outstanding:
Basic	77,916,448	54,702,617
Diluted	77,916,448	78,502,197

Condensed Consolidated Balance Sheet Information:

	March 31, 2019	December 31, 2018
	($ in thousands, except share and per share data)
Cash and cash equivalents	$11,228	$21,137
Accounts receivables, net of allowance of $25 and $39, respectively	19,288	20,546
Derivative instruments	—	2,551
Prepaid expenses and other current assets	2,419	1,851
Total current assets	32,935	46,085
Total oil and natural gas properties, net	445,119	430,903
Total assets	$485,666	$480,773
Total current liabilities	$78,461	$76,967
Total long-term liabilities	153,040	217,449
Total liabilities	231,501	294,416
Series C-1 Participating Preferred stock10,000,000 shares authorized, 100,000 shares issued and outstanding with a stated value of $1,007, per share, as of March 31, 2019.	72,021	106,774
Series C-2 Participating Preferred stock10,000,000 shares authorized, 25,000 shares issued and outstanding with a stated value of $1,007, per share, as of March 31, 2019.	16,894	25,522
Series D Participating Preferred stock10,000,000 shares authorized, 39,254 issued and outstanding with a stated value of $1,006, per share, as of March 31, 2019.	26,503	40,729
Series E Convertible Preferred stock 10,000,000 shares authorized, 60,000 issued and outstanding with a stated value of $1,006, per share, as of March 31, 2019	62,486	—
Series F Participating Preferred stock 10,000,000 shares authorized, 55,000 issued and outstanding with a stated value of $1,007, per share, as of March 31, 2019	47,053	—
Total stockholders’ equity (91,037,902 and 71,182,016 shares issued and outstanding as of March 31, 2019 and December 31, 2018, respectively)	29,208	13,332
Total liabilities and stockholders’ equity	$485,666	$480,773

Condensed Consolidated Statement of Cash Flows Information:

	Three Months Ended March 31,
	2019	2018
	($ in thousands)
Net cash provided by (used in):
Operating activities	$(10,498)	$(4,058)
Investing activities	(28,709)	(90,289)
Financing activities	29,298	112,519

Non-GAAP Adjusted EBITDAX

	For the Three Months Ended
	March 31,
	2019	2018
Reconciliation of Adjusted EBITDAX:
Net income (loss)	$(22,692)	$12,246
Non-cash equity-based compensation	3,645)	3,031)
Interest expense, net	4,828)	9,089)
Depreciation, depletion, amortization and accretion	8,153)	4,641)
Loss (gain) from fair value changes of debt conversion and warrant derivatives	335	(28,388)
Unrealized loss from commodity derivatives, net	8,976	1,131
Other expense (income), net	(31)	(1)
Non-recurring expenses	3,251	2,721
Adjusted EBITDAX	$6,466	$4,470